                                                                      Exhibit 12
                       Dean Foods Company and Subsidiaries

                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------


                                                                 FISCAL YEARS ENDING MAY
                                             -----------------------------------------------------------------
                                                    1998          1997         1996         1995         1994
                                                    ----          ----         ----         ----         ----
Income (loss) from continuing operations
     before taxes                               $143,730      $124,529    $(15,586)     $100,582      $95,706
                                             ------------ ------------- ------------ ------------ ------------

Fixed charges:
         Interest expense                         21,101        15,071       16,316       13,298       11,030
         Portion of rentals (33%)                 10,758         8,417        8,735        6,772        5,907
                                             ------------ ------------- ------------ ------------ ------------

         Total fixed charges                      31,859        23,488       25,051       20,070       16,937
                                             ------------ ------------- ------------ ------------ ------------

Earnings from continuing operations before
     taxes and fixed charges                    $175,589      $148,017     $  9,465     $120,652     $112,643
                                             ============ ============= ============ ============ ============

Ratio of earnings to fixed charges                   5.5           6.3      0.4 (*)          6.0          6.7
                                             ============ ============= ============ ============ ============


(*) The Fiscal 1996 Ratio of Earnings to Fixed Charges and "Income (Loss) from Continuing Operations Before Taxes" includes the effect of a pre-tax special charge to earnings of $102.4 million.